Exhibit 99.1

ACHILLION REPORTS 2014 FOURTH QUARTER AND

YEAR-END FINANCIAL RESULTS

- Robust balance sheet to support 2015 initiation of Sparta and Ithaca Phase 2 clinical trials for HCV and advancement of complement factor D inhibitor program into Phase 1 -

NEW HAVEN, Conn. (March 5, 2015) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) today reported financial results for the three and twelve months ended December 31, 2014.

For the three months ended December 31, 2014, the Company reported a net loss of $21.6 million, compared to a net loss of $13.4 million in the three months ended December 31, 2013. For the full year ended December 31, 2014, the Company’s net loss was $69.0 million, or $0.70 per share, compared to a net loss of $58.9 million for the year ended December 31, 2013, or $0.63 per share. Cash, cash equivalents, marketable securities, and interest and subscriptions receivable at December 31, 2014 were $159.2 million.

“At Achillion, we remain committed to our goals of delivering short duration, widely accessible treatments to all HCV patients, and improving the lives of patients with complement-mediated diseases,” commented Milind Deshpande, Ph.D., President and Chief Executive Officer of Achillion. “We believe that the 100% SVR results we reported with ACH-3102, our NS5A inhibitor, in combination with sofosbuvir after six weeks of treatment, support our belief that ACH-3102 can unleash the potential of a NS5A/nucleotide inhibitor combination to drive down treatment durations. Furthermore, the achievement of proof-of-concept with ACH-3422, our proprietary nucleotide NS5B polymerase inhibitor, and the profile of sovaprevir, our NS3/4A protease inhibitor, leads us to believe that our portfolio is strongly positioned to compete commercially with ultra-short treatments for HCV.”

Dr. Deshpande further commented, “Over the course of 2015, we remain poised to deliver a number of milestones aimed at demonstrating the activity of our proprietary regimens with short treatment durations highlighted by the proprietary doublet regimen of ACH-3102 and ACH-3422 for HCV. Furthermore, we plan to start Phase 1 development with a novel, orally-administered complement factor D inhibitor for complement-mediated diseases, such as PNH, before the end of the year.”

Anticipated Milestones for 2015

Sparta Doublet Regimen for HCV

•	Plan to initiate in the first half of 2015 a clinical trial with ACH-3422 in combination with ACH-3102 for patients with treatment-naïve genotype 1 HCV for treatment durations of 6, 8 and 12 weeks. SVR4 results are expected in the second half of 2015.

ACH-3422 Phase 1 Proof-of-concept for HCV Genotypes 2 and 3

•	Plan to initiate during the first quarter a Phase 1 proof-of-concept trial evaluating the anti-viral activity of ACH-3422 for HCV genotypes 2 and 3. Results are anticipated during the second quarter of 2015.

Ithaca Triplet Regimen for HCV

•	Expect to initiate during the first half of 2015 a proxy triplet trial evaluating ACH-3102 and sovaprevir with sofosbuvir for a treatment duration of 4 weeks. SVR4 results are expected in the second half of 2015; and

•	Expect to initiate by the end of 2015, a pharmacokinetic and viral kinetic study of ACH-3422, ACH-3102 and sovaprevir in patients with treatment-naïve genotype 1 HCV.

Complement Factor D Inhibitor Program

•	Expect to nominate a novel orally-administered complement factor D inhibitor and advance into a phase I clinical trial by the end of 2015.

Fourth Quarter 2014 Financial Results

The Company reported a net loss of $21.6 million for the three months ended December 31, 2014, compared to a net loss of $13.4 million for the three months ended December 31, 2013. Research and development expenses were $16.4 million in the fourth quarter of 2014, compared to $10.1 million for the same period of 2013, the increase primarily resulting from increased clinical and manufacturing costs related to ACH-3422, increased costs related to the ACH-3102 and sofosbuvir combination trial, as well as increased costs related to the complement factor D inhibitor program. Personnel costs and non-cash stock-based compensation also increased.

For the three months ended December 31, 2014, general and administrative expenses totaled $5.2 million, compared to $3.4 million in the same period in 2013, the increase primarily resulting from increased professional consulting and insurance costs. Personnel costs and non-cash stock-based compensation also increased.

Year-end 2014 Financial Results

For the year ended December 31, 2014, the Company reported a net loss of $69.0 million, compared to a net loss of $58.9 million in 2013. For the year ended December 31, 2014, research and development expenses totaled $53.5 million, compared to $46.7 million in 2013. The increase in research and development expenses from 2013 to 2014 was primarily due to increased clinical and manufacturing costs related to ACH-3422, and increased costs related to the ACH-3102 and sofosbuvir combination trial, as well as increased costs related to the complement factor D inhibitor program. Personnel costs, consulting, intellectual property and medical affairs related costs also increased.

General and administrative expenses were $15.9 million for the year ended December 31, 2014, compared to $12.7 million for the year ended December 31, 2013, the increase primarily resulting from increased professional consulting and corporate legal fees, as well as insurance costs. Personnel costs and non-cash stock-based compensation also increased.

2015 Financial Guidance

At December 31, 2014, Achillion had cash, cash equivalents, marketable securities and interest and subscription receivables of approximately $159.2 million. Achillion completed a public offering of common stock on February 18, 2015, and received net proceeds of $132.6 million, after deducting underwriting discounts and commissions and estimated offering expenses.

The Company expects that research and development expenses during 2015 will be approximately $85 - $95 million and that net cash used in operating activities in 2015 will be approximately $100 - $110 million based on current operating plans, anticipated timelines and the estimated cost of clinical trials and product development programs. The net loss per share is anticipated to approximate $0.95 per share.

About Achillion Pharmaceuticals

Achillion is seeking to apply its expertise in biology and structure-guided design and a deep understanding of patient and clinician needs to develop innovative treatment solutions aimed at improving patients’ lives. The Company believes that its scientific excellence, integrated capabilities and experienced team position it to successfully achieve its goal of advancing new products along the entire continuum from the bench to the patient. Achillion’s pipeline is currently focused on small molecule therapeutics for infectious disease and complement-related diseases. www.achillion.com

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including statements with respect to: its goals of delivering short duration, widely accessible treatments to all HCV patients, and improving the lives of patients with complement-mediated diseases; its belief about that its portfolio of ACH-3102, ACH-3422 and sovaprevir strongly positioned Achillion to compete commercially with ultra-short treatments for HCV; Achillion’s 2015 financial guidance; its statements with respect to its plans to initiate specified clinical trials of its compounds and obtain data readouts from certain if such trials in 2015; and its plans and timing with respect to nominating a compliment factor D inhibitor in 2015. Achillion may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “ estimate,” “can,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things Achillion’s ability to: demonstrate in any current and future clinical trials the requisite safety, efficacy and combinability of its drug candidates; advance the preclinical and clinical development of its drug candidates, including ACH-3102, ACH-3422 and sovaprevir, and any drug candidates it may successfully nominate under its complement factor D inhibitor program, under the timelines it projects in current and future clinical trials; satisfactorily respond to the continued partial clinical hold placed on sovaprevir by the FDA; obtain and maintain necessary regulatory approvals; obtain and maintain patent protection for its drug candidates and the freedom to operate under third party intellectual property; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration agreements with appropriate third-parties; compete successfully with other companies that are seeking to develop improved therapies for the treatment of HCV and complement factor D inhibitors; manage expenses; manage litigation; raise the substantial additional capital needed to achieve its business objectives; and successfully execute on its business strategies. These and other risks are described in the reports filed by Achillion with the SEC, including under the caption “Risk Factors” included in Achillion’s current report on Form 8-K filed with the SEC on February 11, 2015 and in other filings that Achillion makes with the SEC.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any duty to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com	Investors: Tricia Truehart The Trout Group, LLC Tel. (646) 378-2953 ttruehart@troutgroup.com

— Financial Tables Attached —

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	16,426	10,108	53,515	46,736
General and administrative	5,235	3,387	15,911	12,741

Total operating expenses	21,661	13,495	69,426	59,477

Loss from operations	(21,661)	(13,495)	(69,426)	(59,477)

Other income (expense):
Interest income	78	154	455	582
Interest expense	(13)	(9)	(37)	(52)

Net loss	$(21,596)	$(13,350)	$(69,008)	$(58,947)

Net loss per share - basic and diluted	$(0.21)	$(0.14)	$(0.70)	$(0.63)

Weighted average shares outstanding - basic and diluted	100,579	96,705	98,367	93,983

Balance Sheets

(Unaudited, in thousands)

	December 31, 2014	December 31, 2013

Cash, cash equivalents, marketable securities, interest and subscriptions receivable	$159,167	$159,104
Working capital	141,816	115,379
Total assets	156,807	162,417
Long-term liabilities	279	56
Total liabilities	13,338	9,459
Total stockholders’ equity	143,469	152,958